September 30, 2020

Pure Storage, Inc.
650 Castro Street, Suite 400
Mountain View, California 94041

Re: Pure Storage, Inc.

Ladies and Gentlemen:

We have acted as counsel to Pure Storage, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 3,930,861 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.0001 per share (“Common Stock”) subject to outstanding equity awards issued by Portworx, Inc. (“Portworx”) to be assumed by the Company pursuant to that certain Agreement and Plan of Merger, dated as of September 14, 2020, by and among the Company, Porsche Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company, Portworx and Shareholder Representative Services LLC, as the securityholders’ agent, consisting of (i) 1,914,800 shares of Common Stock issuable pursuant to the Great Dane Systems, Inc. 2014 Stock Incentive Plan (the “2014 Stock Incentive Plan”) and (ii) 2,016,061 shares of Common Stock issuable pursuant to the Portworx Inc. 2020 Equity Incentive Plan (the “2020 Equity Incentive Plan” and together with the 2014 Stock Incentive Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Plans and (d) originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signature, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By: /s/ Seth J. Gottlieb
Seth J. Gottlieb